UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 29, 2006 (November 29, 2006)

Endo Pharmaceuticals Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15989	13-4022871
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Endo Boulevard, Chadds Ford, PA	19317
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (610) 558-9800

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

As previously disclosed in our prospectus supplement filed with the Securities and Exchange Commission on March 23, 2006 pursuant to Rule 424(b) of the Securities Act of 1933 and in our quarterly report on Form 10-Q for the quarter ended September 30, 2006, Endo Pharma LLC has informed us that, in connection with its eventual winding up, on November 29, 2006, it granted Ms. Carol Ammon the currently remaining unallocated Endo Pharma LLC stock options, which stock options were exercisable for 809,893 shares of our common stock. Further, Ms. Ammon has informed us that she immediately exercised these stock options and sold the underlying shares in a block sale. The shares underlying these stock options were previously outstanding and had been held by Endo Pharma LLC, a limited liability company that had historically held a significant portion of our common stock, in which affiliates of Kelso & Company and certain members of management have an interest. The exercise of these stock options, which were granted pursuant to Endo Pharma LLC stock option plans, did not increase the number of our shares outstanding, and only diluted the equity holdings of the members of Endo Pharma LLC and not the equity holdings of our other stockholders. Further, this transaction is not expected to result in additional compensation expense to the Registrant. Following this transaction, Ms. Ammon continues to beneficially own 603,614 shares of our common stock in the Carol A. Ammon Annuity Trust for which Ms. Ammon serves as trustee and as to which shares Ms. Ammon holds either the sole or the shared power of disposition or the power to vote.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ENDO PHARMACEUTICALS HOLDINGS INC.
(Registrant)

By:	/s/ CAROLINE B. MANOGUE
Name:	Caroline B. Manogue
Title:	Executive Vice President, Chief Legal Officer & Secretary

Dated: November 29, 2006